(Kerr-McGee Logo)




K-M BULLETIN
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     No. 32                                       April 26, 1995


Shareholders reminded to vote K-M stock


     Participants in Kerr-McGee's Savings Investment Plan (SIP) and Employee Stock Ownership Plan (ESOP) are encouraged to vote their shares of stock in these plans. Voting instructions should be returned promptly so the trustees can tabulate the votes in time for the 1995 annual meeting on May 9.

     The trustees for each plan will vote in accordance with the employees' written instructions, said Don Hager, assistant corporate secretary. Shares for which no voting instructions are received will be voted in the same proportion as those shares for which instructions are received.

     Proxy statements and ballots were mailed April 3. About 1.4 million shares are held in the SIP, and more than 2.6 million are held in the ESOP.















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                Corporate Communications Division
 Jola Milligan, KMNET 220-3921, or Debbie Smith, KMNET 220-3925